Exhibit 99.1

(1)

The amount reported includes 149,019,252 shares of Common Stock owned of record by Apollo Investment Fund IV, L.P. (“AIF IV”) and 8,088,605 shares of Common Stock owned of record by Apollo Overseas Partners IV, L.P. (“Overseas IV”), after their exercise of their respective Series A Common Stock Purchase Warrants and Series B Common Stock Purchase Warrants (collectively, the “Warrants”) on January 10, 2005. The Warrants were obtained on March 7, 2003 in exchange for all of the shares of convertible preferred stock of the issuer held by AIF IV and Overseas IV, and were exercised in a cashless exercise pursuant to the terms of the Warrants by the surrender of right to exercise the Warrants for an aggregate of 5,878,185 additional shares of Common Stock. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIF IV and the managing general partner of Overseas IV. Apollo Capital Management IV, Inc. (“Capital Management”) is the general partner of Advisors IV. Apollo Management IV, L.P. (“Management IV”) is the Manager of AIF IV and Overseas IV. AIF IV Management, Inc. (“AIF IV Management”) is the general partner of Management IV. Leon D. Black and John J. Hannan are directors and principal executive officers of Capital Management and AIF IV Management. Advisors IV, Capital Management, Management IV, AIF IV Management and Messrs. Black and Hannan and their affiliates disclaim beneficial ownership of all shares of Sirius Satellite Radio Inc. owned by Overseas IV or AIF IV, except to the extent they have a pecuniary interest in such securities, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.